As filed with the Securities and Exchange Commission on March 31, 2023
1933 Act Registration No. 333-248990
1940 Act Registration No. 811-08557
CIK No. 0001048607

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-6
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Post-Effective Amendment No. 10
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 327
Lincoln Life Flexible Premium Variable Life Account M
(Exact Name of Registrant)
Lincoln MoneyGuard Market Advantage®
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Exact Name of Depositor)
1301 South Harrison Street
Fort Wayne, Indiana 46802
(Address of Depositor’s Principal Executive Offices)
Depositor’s Telephone Number, Including Area Code: (260) 455-2000
Craig Beazer, Esq.
The Lincoln National Life Insurance Company
150 North Radnor Chester Road
Radnor, PA 19087
(Name and Address of Agent for Service)
Copy To:
Jassmin McIver-Jones
The Lincoln National Life Insurance Company
100 N. Greene Street
Greensboro, North Carolina 27401
Approximate Date of Proposed Public Offering: Continuous
Title of Securities being registered:
Indefinite Number of Units of Interest in Variable Life Insurance Contracts.

EXPLANATORY NOTE
This Post-Effective Amendment No. 10 to the Registration Statement on Form N-6 (File No. 333-248990) of Lincoln Life Flexible Premium Variable Life Account M (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of updating Item 30(n)(1) of Part C of the Registration Statement. Accordingly, this Post-Effective Amendment No. 10 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-6 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 10 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 10 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.
B-2

PART C - OTHER INFORMATION
Item 30. EXHIBITS
The Post-Effective Amendment does not amend or delete the currently effective Prospectus(es) or Statement(s) of Additional Information or supplements to the Prospectus(es), or any other part of the Registration Statement except as specifically noted herein. (The contents of the Registration Statement are hereby incorporated by reference.)
The following exhibits correspond to those required by paragraph (b) of item 30 as to exhibits in Form N-6:
(n) Other Opinions.
(1) Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (Filed Herein)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Lincoln Life Flexible Premium Variable Life Account M, has duly caused this Post-Effective Amendment No.: 10 to the Registration Statement on Form N-6 (File No. 333-248990; 811-08557; CIK: 0001048607) to be signed on its behalf by the undersigned duly authorized, in the City of Greensboro and State of North Carolina on the 27th day of March, 2023 at 3:44 pm.

Lincoln Life Flexible Premium Variable Life Account M
(Registrant)

/s/Michael Hamilton
By
Michael Hamilton
Vice President, MoneyGuard Business Management
The Lincoln National Life Insurance Company

The Lincoln National Life Insurance Company
(Depositor)

/s/Michael Hamilton
By
Michael Hamilton
Vice President, MoneyGuard Business Management

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No: 10 to the Registration Statement on Form N-6 (File No. 333-248990; 811-08557; CIK: 0001048607) has been signed below on March  27, 2023 at 4:17 pm, by the following persons, as officers and directors of the Depositor, in the capacities indicated:

Signature	Title

*/s/Ellen G. Cooper
_____________________________
Ellen G. Cooper	President and Director

*/s/Christopher M. Neczypor
_____________________________	Executive Vice President, Chief Financial Officer and Director
Christopher M. Neczypor

*/s/Craig T. Beazer
_____________________________
Craig T. Beazer	Executive Vice President, General Counsel and Director

*/s/Eric B. Wilmer
_____________________________
Eric B. Wilmer	Assistant Vice President and Director

*/s/Jayson R. Bronchetti
_____________________________
Jayson R. Bronchetti	Executive Vice President, Chief Investment Officer and Director

*/s/Adam M. Cohen
_____________________________
Adam M. Cohen	Senior Vice President and Chief Accounting Officer

/s/Jassmin McIver-Jones
* By:

Jassmin McIver-Jones
Attorney-in-Fact, pursuant to a Power-of-Attorney filed with this Registration Statement